As filed with the Securities and Exchange Commission on January 11, 2019
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HUDSON LTD.
 (Exact Name of Registrant as Specified in Its Charter)

Bermuda	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

4 NEW SQUARE
BEDFONT LAKES
FELTHAM, MIDDLESEX TW14 8HA
UNITED KINGDOM
+44 (0) 208 624 4300
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Hudson Ltd. Restricted Share Unit Plan
 (Full Title of the Plan)

HUDSON GROUP (HG), INC.
ONE MEADOWLANDS PLAZA
EAST RUTHERFORD, NJ 07073
 (Name and address of agent for service)

+1-201-939-5050
(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☑	Smaller reporting company	☐
(Do not check if a smaller reporting company)		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Class A common shares (US $0.001 par value) reserved for use pursuant to the Hudson Ltd. Restricted Share Unit Plan	526,313	$16.65	$8,763,111.45	$1,062.09

(1)
This Registration Statement on Form S-8 (this “Registration Statement”) covers Class A common shares, par value US $0.001 per share (“Common Shares”), of Hudson Ltd., an exempted company limited by shares incorporated in Bermuda (the “Company” or the “Registrant”), that may be offered pursuant to the Hudson Ltd. Restricted Share Unit Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), there are also registered hereunder such indeterminate number of additional Common Shares that may be offered under the Plan by reason of the anti-dilution provisions contained therein.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act on the basis of the average of the high and low prices reported for a Common Share on the New York Stock Exchange on January 4, 2019, a date that is within five business days prior to filing.

(3)
Rounded up to the nearest penny in U.S. dollars.

PART 1

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8 instructions. The document containing the information specified in Part I will be delivered to the participants in the Plan as required by Rule 428(b)(1). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents filed are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 20-F filed with the Commission on March 15, 2018, which contains the audited financial statements of the Registrant’s predecessor for the latest fiscal year for which such statements have been filed.

(b) All reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since January 31, 2018.

(c) The description of the Registrant’s Common Shares which is contained in the Registrant’s Registration Statement on Form F-1, Amendment No. 2, filed with the Commission on January 19, 2018 (Registration No. 333-221547), which contains a description of the share capital of the Registrant’s predecessor, including any amendments or supplements thereto or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 98 of the Companies Act 1981 of Bermuda (the “Companies Act”) provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act.

The Company has adopted provisions in the Company’s bye-laws that provide that the Company shall indemnify its officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. The Company’s bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the Company, against any of the Company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits the Company to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not the Company may otherwise indemnify such officer or director. The Company has purchased and maintains a directors’ and officers’ liability policy for such a purpose.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits.

See attached Index to Exhibits.

Item 9. Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)      To include any prospectus required by Section 10(a)(3) of the Securities Act;

                                            (ii)     To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

 (3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on January 11, 2019.

Hudson Ltd.
By:	/s/ Roger Fordyce
Name:	Roger Fordyce
Title:	Chief Executive Officer

By:	/s/ Adrian Bartella
Name:	Adrian Bartella
Title:	Chief Financial Officer

Roger Fordyce (Authorized Representative in the United States)
By:	/s/ Roger Fordyce
Name:	Roger Fordyce
Title:	Authorized Representative in the United States

POWER OF ATTORNEY

The undersigned directors and officers of Hudson Ltd. hereby appoint each of Roger Fordyce, Adrian Bartella and Julián Díaz González as attorneys-in-fact for the undersigned, with full power of substitution for, and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) and exhibits to this registration statement on Form S-8 (or any other registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended) and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the following capacities on January 11, 2019.

Signature	Title

/s/ Roger Fordyce	Chief Executive Officer and Director
Roger Fordyce	(principal executive officer)

/s/ Adrian Bartella	Chief Financial Officer
Adrian Bartella	(principal financial officer and principal accounting officer)

/s/ Juan Carlos Torres Carretero	Chairman and Director
Juan Carlos Torres Carretero

/s/ Julián Díaz González	Director
Julián Díaz González
/s/ James Cohen	Director
James Cohen
/s/ Mary J. Steele Guilfoile	Director
Mary J. Steele Guilfoile
/s/ Heekyung (Jo) Min	Director
Heekyung (Jo) Min
/s/ Joaquin Moya-Angeler Cabrera	Director
Joaquin Moya-Angeler Cabrera
/s/ James E. Skinner	Director
James E. Skinner
/s/ Eugenia M. Ulasewicz	Director
Eugenia M. Ulasewicz

INDEX TO EXHIBITS

Exhibit Number
23.1	Consent of Ernst & Young AG (filed herewith).
24	Powers of Attorney (included in the signature pages hereto).
99.1	Hudson Ltd. Restricted Share Unit Plan (filed herewith).